Exhibit 23.6

SF Partnership, LLP
Chartered Accountants

April 26, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.
20549

Gentlemen:

We have read the section entitled “Change in Auditors” to be included in the prospectus supplement of Silver Reserve Corp. and we are in agreement with the statements contained therein, insofar as they relate to our firm.

Yours very truly,

s/Eugene Aceti
Direct Line: 416.646.8064
Email: eaceti@sfgroup.ca